Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-182739 October 29, 2012 Information Session

Disclaimers
This Investor Presentation (“Presentation”) has been produced by DCB
Financial Corp (“DCBF”) solely for use at this investor presentation held in connection with the rights offering of Common Stock of DCBF, and may not be reproduced or redistributed, in whole or in part, to any other person.
DCBF has filed a registration statement (“Registration Statement”), including a prospectus (“Prospectus”) with the Securities and Exchange
Commission (“SEC”) for the rights offering of its Common Stock to which this Presentation relates.  Before you decide whether to invest, you should read the Prospectus in that registration statement for more complete information about DCBF and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Website atwww.sec.gov.
Alternatively, you may also request a copy of the prospectus by contacting the information agent for the rights offering: Broadridge, Attn: Re-
Organization Department, 1981 Marcus Avenue – Suite 100, Lake Success,
NY 11042, (800) 733-1121.

Disclaimers
• Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform
Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”).
Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, related to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission. The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Historical Perspective
•
May/June 2010 – Board meets different investment
banking firms to review options for raising capital –
private placement, public offerings, rights offerings.
•
June 2010 – DCBF entered into MOU with Federal
Reserve.
•
October 2010 – Bank entered into Written Agreement
with ODFI and Consent Order with FDIC.

Historical Perspective
•
November 2010 – Management reviewed additional alternatives for a capital raise. Advisors felt that due to market volatility and other factors that the timing was not right for a public offering.
•
November 2010- August 2011 – Board explored expressions of
interest from third party institutions for potential business combination.  Board entered into preliminary discussions with several institutions.  There were no definitive offers as a result of this process.
•
September 2011 - Board hired Ron Seiffert as President/CEO.
Board’s goal was to raise capital and remain independent. New strategic plan drafted.
•
November 2011 – Plan to raise capital is developed.
•
February – October 2012 – Capital raise plan is put into action.

Offering Summary
Issuer: DCB Financial Corp
Registered Financial holding company
Headquarters: Lewis Center, OH
Ticker: OTCBB: “DCBF”
Type of Offering: Rights Offering with Standby Commitments
Type of Security: Common Stock (no par value)
Total Transaction Size: Up to $13.2 million
Standby Amount: $7.8 million minimum; $3.1 million additional standby commitment
Issue Price: $3.80 per share
Use of Proceeds: Contribution to bank for general operating purposes to satisfy capital requirements as outlined in consent order; general
corporate purposes.
Financial Advisor: Sandler O'Neill + Partners, L.P.

Deal Structure Goals
•
Develop analysis to target sufficient amount of
capital to meet regulatory requirements but not
create significant dilution.
•
Attract standby investors to ensure deal success.
•
Rights offering developed to allow shareholders
to participate.
•
Create a structure acceptable to SEC and
banking regulators.

Price Considerations
•
Negotiations with Standby Investors;
•
Sandler O’Neill analyses on peer banks and
other methodologies;
•
Earnings per share and per share book value of
our common shares;
•
Trading history of our common shares;
•
Operating history and prospects for future
earnings;
•
Current performance;
•
Prospects of the banking industry in which we
compete.

Investment Considerations
Price Per Share
$3.80
June 30, 2012
TBV Per Share $9.47
Offering Price Per Share $3.80
Offering Price / TBV Per Share 40%
Pro Forma TBV Per Share $6.70
Offering Price / Pro Forma TBV Per Share 57%
Current MV Per Share at 10/10/12
(prospectus date)
$5.00

Pro Forma Capital Ratios
CONFIDENTIAL
Capital Ratios for
DCB Financial Corp
Current
6/30/12
Pro Forma
6/30/12
Consent Order
Requirement
Tangible Equity /
Tangible Assets
7% 9.2% N/A
Capital Ratios for
Bank
Current
6/30/12
Pro Forma
6/30/12
Consent Order
Requirement
Tier 1 Capital to
average assets ratio
6.9% 9.2% 9.00%
Tier 1 to risk
weighted assets ratio
9.2% 12.2% N/A
Total Capital to risk
weight assets
10.4% 13.3% 13.00%

Balance Sheet/Income Statement
12/31/2010 12/31/2011 6/30/2012
Balance Sheet (000’s)
Total loans
Total Assets
Total Deposits
Total Equity
$424,864
$565, 005
$465,076
$37,414
$359,767
$522, 881
$445,428
$34,699
$322,777
$510,708
$449,644
$35,197
Year-Ending
12/31/10
Year-Ending
12/31/11
6 Month Ending
6/30/12
Income Statement (000’s)
Net Interest income
Provisioned Expense
Noninterest income
Operating Expenses
Total Expense (Benefit)
Net income (loss)
$21,193
11,040
6,115
23,488
5,110
________
$(12, 330)
$17,619
5,436
6,358
21,292
13
________
$(2,738)
$7,874
730
2,922
9,653
29
________
$442

Metrics
12/31/2010 12/31/2011 6/30/2012
Asset Quality
NPL’s/Total loans
Net charge-offs/Total loans
Loans>30 DPD/Total loans
Allowance/Total loans
4.34%
2.18%
4.01%
2.88%
2.94%
2.25%
2.24%
2.66%
2.18%
0.67%
1.86%
2.83%

Questions